Exhibit 99.1

Ellington Financial LLC Reports Second Quarter 2018 Results
OLD GREENWICH, Connecticut—August 6, 2018
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended June 30, 2018.
Highlights

•	Net income[1] of $21.2 million, or $0.69 per basic and diluted share.

•
Book value per share as of June 30, 2018 of $19.57 on a diluted basis, after payment of a quarterly dividend of $0.41 per share, as compared to book value per share of $19.25 on a diluted basis as of March 31, 2018.

•	Credit strategy gross income of $24.9 million for the quarter, or $0.80 per share.

•	Agency strategy gross income of $1.7 million for the quarter, or $0.06 per share.

•	Net investment income of $11.0 million for the quarter, or $0.36 per share; adjusted net investment income[2] of $11.0 million for the quarter, or $0.36 per share.

•
Announced a dividend of $0.41 per share for the second quarter of 2018, equating to an annualized dividend yield of 10.0% based on the August 3, 2018 closing price of $16.34 per share; dividends are paid quarterly in arrears.

•	Repurchased 242,161 common shares during the quarter, or approximately 1% of our outstanding common shares as of the beginning of the quarter, at an average price of $14.98 per share.

•	Debt-to-equity ratio, excluding repo borrowings on U.S. Treasury securities, of 2.77:1 as of June 30, 2018.
Second Quarter 2018 Results
"In the second quarter, Ellington Financial had net income, including the full impact of mark-to-market adjustments, of $21.2 million, or $0.69 per share," said Laurence Penn, Chief Executive Officer and President. "We were able to build on the strong momentum of the first quarter as we continued to benefit from our larger credit portfolio, which grew another 9% this quarter. As a result, net investment income is also growing nicely, increasing to 36 cents for the quarter. Overall, Ellington Financial generated an economic return of 3.8% in the second quarter, and 8.2% through the first half of the year, or 17.1% annualized.
"The growth and performance of our securitizations continues to be a key driver of our results. This past quarter, we participated in our third Ellington-sponsored corporate CLO, achieving tighter pricing and a longer investment period than our previous issuances, even in the face of a softer overall CLO new issue market. Meanwhile, S&P upgraded three classes of our non-QM securitization; in fact our deal has the highest perfect payer percentage of all non-QM securitizations in its vintage, as reported by Bloomberg.
"Moving into the second half of the year, our primary focus is on executing our business plan, and in particular continuing to grow our credit portfolio, emphasizing high-yielding, short-duration assets, and thereby continuing to grow our net investment income to provide stability of earnings and dividend coverage. If the volatility that we saw earlier this year returns, we believe that we are well positioned to take advantage by adding assets at higher yields and trading out of some of the more liquid parts of the portfolio, while at the same time relying on our hedges and liquidity management to protect and preserve book value.
"In addition, as we've discussed previously, we continue to actively evaluate possible changes to our tax status as a publicly traded partnership. Our options include potential conversion to a C-Corp, potential conversion to a REIT, and of course remaining a publicly traded partnership."
Market Overview

•
In June, the Federal Reserve raised the target range for the federal funds rate by 0.25%, to 1.75%–2.00%, its seventh rate increase since December 1, 2015 and its second rate increase so far in 2018. LIBOR rates, which drive many of our financing costs, increased in sympathy, with one-month LIBOR increasing 21 basis points to end the second quarter at 2.09%.

•
In April and July, the Federal Reserve continued to increase the amount of the tapering of its reinvestments in line with the schedule it had laid out in September 2017. The tapering of Agency RMBS purchases increased to $12 billion per

1 Increase (decrease) in shareholders' equity from operations, or "net income (loss)."
2 Adjusted net investment income for the quarter ended June 30, 2018 is equal to net investment income of $11.0 million, plus incentive fees accrued of $0.3 million, which reduced net investment income, less the quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses) of $0.3 million, which increased interest income. We believe that adjusted net investment income provides information useful to investors because it is one of the metrics that we use to assess our performance and to evaluate the effective net yield provided by our portfolio. However, because adjusted net investment income is an incomplete measure of our financial results and differs from net investment income computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net investment income computed in accordance with GAAP.

month in April and to $16 billion per month in July. The tapering of U.S. Treasury purchases increased to $18 billion per month in April and to $24 billion per month in July.

•
The yield curve flattened for the sixth consecutive quarter: the 2-year U.S. Treasury yield rose 26 basis points to end the second quarter at 2.53%, while the 10-year U.S. Treasury yield rose 12 basis points to 2.86%. The spread between the 2-year and 10-year tightened to just 33 basis points, as compared to 47 basis points at the end of the first quarter.

•	Mortgage rates increased in the second quarter, with the Freddie Mac survey 30-year mortgage rate rising 11 basis points to end the quarter at 4.55%.

•
Overall Agency RMBS prepayment rates continued to be muted during the quarter. The Mortgage Bankers Association's Refinance Index, which measures refinancing application volumes, fell 11.9% quarter over quarter, dropping intra-quarter to its lowest seasonally-adjusted level in more than 17 years.

The second quarter of 2018 saw the extreme equity volatility of the first quarter subside, but interest rate choppiness and yield curve flattening continue. During the first part of the quarter, interest rates continued their recent upward trend, with the 10-year U.S. Treasury yield rising 37 basis points to an almost seven-year high of 3.11% on May 17th. Over the next two weeks, this trend reversed, as investors reacted to a possible trade war and political uncertainty in Italy; by May 29th, the 10-year U.S. Treasury had rallied nearly back to where it started the quarter. The flight to quality was short-lived, however, and the 10-year U.S. Treasury yield finished the quarter 12 basis points higher overall. The yield curve has lately been the flattest it has been since 2007, when it actually inverted during the early part of the year.
Performance was mixed for the quarter across the various credit-sensitive sectors. Investment grade and high yield corporate credit spreads tightened during April but then widened in May and June, and finished the quarter approximately flat. Meanwhile, CMBS credit spreads generally tightened during the quarter (with especially strong demand for higher-yielding, non-investment grade CMBS securities), and the legacy non-Agency RMBS market continued to be well supported. The continued increase in LIBOR boosted coupons of floating-rate debt instruments, benefiting CLOs, leveraged loans, and other structured credit products.
Despite higher rates and the continued increase of Fed tapering, Agency RMBS spreads generally held firm over the quarter, continuing to benefit from a muted prepayment environment. As measured by the Bloomberg Barclays U.S. MBS Agency Fixed Rate Index, Agency RMBS generated a total return of 24 basis points for the quarter, and an excess return (on a duration-adjusted basis) over the Bloomberg Barclays U.S. Treasury Index of 15 basis points.
Financial Results
Credit Summary
As of June 30, 2018, our total long Credit portfolio (excluding corporate relative value trading positions, hedges, and other derivatives) was $1.224 billion, which was an increase of approximately 7% from $1.146 billion as of March 31, 2018. Our total long Credit portfolio was $1.123 billion3 as of June 30, 2018, which was an increase of approximately 9% from $1.032 billion3 as of March 31, 2018. During the second quarter, our Credit strategy generated total gross income of $24.9 million, or $0.80 per share.
The growth of our Credit portfolio primarily came from net purchases in the following target strategies: consumer loans and ABS, residential mortgage loans and REO, European RMBS, and retained tranches in CLO securitizations. Our corporate debt and equity portfolio decreased in size during the quarter. We also sold a portion of our more liquid, lower-risk assets, such as certain U.S. non-Agency RMBS and CLO note investments, and rotated that capital into our higher-yielding strategies.
At the end of the second quarter, we held $150.2 million of unsecuritized non-QM mortgages, and we are optimistic that later this year we will be able to complete our second non-QM securitization. In our CLO securitization strategy, we participated in our third Ellington-sponsored CLO, which priced in June and closed in July. In addition, the liquidity of certain of our retained tranches from our prior CLO securitizations benefited from a ruling by the United States Court of Appeals for the District of Columbia Circuit, which ruled that U.S. risk retention rules do not apply to managers of open-market CLOs.
Our Credit portfolio performed very well during the quarter and continued to be the primary driver of our earnings. During the second quarter, our Credit strategy generated gross investment income of $12.1 million and net realized and change in net unrealized gains of $11.2 million. We benefited from strong performance in several of our loan-related strategies, including consumer loans, small balance commercial mortgage loans, European non-performing loans, and non-QM loans. Among our securities strategies, U.S. and European CLOs, U.S. CMBS, corporate credit relative value, and European RMBS all contributed strong results.
3For our consolidated non-QM securitization trust, only retained tranches are included in this figure (i.e., excludes tranches sold to third parties).

In the second quarter, our credit hedges modestly reduced profitability. The interest rate hedges in our Credit strategy, which currently consist primarily of interest rate swaps, had no material impact on our results. We had net losses on foreign currency-related transactions and translation, but these were more than offset by net gains on our foreign currency hedges.
In our corporate credit relative value strategy as of June 30, 2018, the market value of our long corporate bonds was $65.2 million, the aggregate market value of our short corporate bonds was $(50.2) million, and the aggregate notional amount of our credit default swaps where we were long protection and short protection was $81.8 million and $(122.4) million, respectively. As mentioned above, this strategy performed well in the second quarter. As of March 31, 2018 in this strategy, the market value of our long corporate bonds was $74.2 million, the aggregate market value of our short corporate bonds was $(46.4) million, and the aggregate notional amount of our credit default swaps where we were long protection and short protection was $122.8 million and $(162.4) million, respectively.
Agency Summary
As of June 30, 2018, our long Agency RMBS portfolio increased approximately 2% to $948.5 million, from $928.2 million as of March 31, 2018. During the second quarter, our Agency strategy generated gross income of $1.7 million, or $0.06 per share. Agency RMBS prices declined again during the quarter, which led to net realized and unrealized losses on our portfolio of $(5.7) million. However, these losses were more than offset by net interest income from the Agency portfolio of $3.9 million and gains on our interest rate hedges and other activities of $3.4 million. Our results were also dampened by the outperformance of TBAs relative to specified pools during the quarter, driven by strong TBA dollar rolls and muted prepayments. We continued to concentrate our long investments in specified pools and hold net short positions in TBAs as a significant component of our interest rate hedging strategy.
Average pay-ups on our specified pools were unchanged at 0.61% as of June 30, 2018 as compared to March 31, 2018. Pay-ups are price premiums for specified pools relative to their TBA counterparts. As of June 30, 2018, the weighted average coupon on our fixed-rate specified pools was 4.1%.
During the quarter we continued to hedge interest rate risk in our Agency strategy, primarily through the use of short positions in TBAs, and to a lesser extent interest rate swaps and short positions in U.S. Treasury securities and futures. For the quarter, we had total net gains of $3.4 million from our interest rate hedges and other activities, as interest rates increased. In our hedging portfolio, the relative proportion (based on 10-year equivalents4) of short positions in TBAs decreased slightly quarter over quarter relative to interest rate swaps.
Portfolio turnover for our Agency strategy was approximately 9.4% for the quarter (as measured by sales and excluding paydowns), and we had net realized losses of $(1.5) million, excluding interest rate hedges.

4"10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.

The following table summarizes our operating results for the quarters ended June 30, 2018 and March 31, 2018 and the six-month period ended June 30, 2018:

	Quarter Ended June 30, 2018	Per Share	% of Average Equity	Quarter Ended March 31, 2018	Per Share	% of Average Equity	Six-Month Period Ended June 30, 2018	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Interest income and other income	$23,053	$0.75	3.75%	$20,545	$0.65	3.34%	$43,598	$1.40	7.09%
Net realized gain (loss)	105	—	0.01%	4,961	0.16	0.81%	5,066	0.16	0.82%
Change in net unrealized gain (loss)	11,046	0.36	1.80%	7,680	0.24	1.25%	18,726	0.60	3.05%
Net interest rate hedges(1)	29	—	—%	179	0.01	0.03%	208	0.01	0.03%
Net credit hedges and other activities(2)	1,659	0.05	0.27%	1,195	0.04	0.19%	2,854	0.09	0.46%
Interest expense(3)	(7,680)	(0.25)	(1.25)%	(6,647)	(0.21)	(1.08)%	(14,327)	(0.46)	(2.33)%
Other investment related expenses	(3,288)	(0.11)	(0.53)%	(2,619)	(0.08)	(0.43)%	(5,907)	(0.19)	(0.96)%
Total Credit profit (loss)	24,924	0.80	4.05%	25,294	0.81	4.11%	50,218	1.61	8.16%
Agency RMBS:
Interest income	8,345	0.27	1.36%	6,693	0.21	1.09%	15,038	0.48	2.45%
Net realized gain (loss)	(1,509)	(0.05)	(0.25)%	(1,187)	(0.04)	(0.19)%	(2,696)	(0.09)	(0.44)%
Change in net unrealized gain (loss)	(4,151)	(0.14)	(0.67)%	(12,591)	(0.40)	(2.05)%	(16,742)	(0.54)	(2.72)%
Net interest rate hedges and other activities(1)	3,406	0.12	0.56%	10,239	0.32	1.66%	13,645	0.44	2.22%
Interest expense	(4,439)	(0.14)	(0.73)%	(3,471)	(0.11)	(0.56)%	(7,910)	(0.25)	(1.29)%
Total Agency RMBS profit (loss)	1,652	0.06	0.27%	(317)	(0.02)	(0.05)%	1,335	0.04	0.22%
Total Credit and Agency RMBS profit (loss)	26,576	0.86	4.32%	24,977	0.79	4.06%	51,553	1.65	8.38%
Other interest income (expense), net	497	0.02	0.09%	399	0.01	0.06%	896	0.03	0.15%
Other expenses	(4,598)	(0.15)	(0.75)%	(4,052)	(0.13)	(0.66)%	(8,650)	(0.28)	(1.41)%
Net increase in equity resulting from operations (before incentive fee)	22,475	0.73	3.66%	21,324	0.67	3.46%	43,799	1.40	7.12%
Incentive fee	(291)	(0.01)	(0.05)%	—	—	—%	(291)	(0.01)	(0.05)%
Net increase (decrease) in equity resulting from operations	$22,184	$0.72	3.61%	$21,324	$0.67	3.46%	$43,508	$1.39	7.07%
Less: Net increase (decrease) in equity resulting from operations attributable to non-controlling interests	991			285			1,276
Net increase (decrease) in shareholders' equity resulting from operations(4)	$21,193	$0.69	3.53%	$21,039	$0.67	3.52%	$42,232	$1.36	7.05%
Weighted average shares and convertible units(5) outstanding	30,907			31,534			31,219
Average equity (includes non-controlling interests)(6)	$612,622			$615,433			$614,610
Weighted average shares and LTIP units outstanding(7)	30,695			31,322			31,007
Average shareholders' equity (excludes non-controlling interests)(6)	$597,870			$598,498			$598,714

(1)	Includes TBAs and U.S. Treasury securities, if applicable.

(2)	Includes equity and other relative value trading strategies and related hedges.

(3)	Includes interest expense on our Senior Notes.

(4)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

(5)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(6)	Average equity and average shareholders' equity are calculated using month end values.

(7)	Excludes Operating Partnership units attributable to non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of June 30, 2018 and March 31, 2018:
Investment Portfolio

	June 30, 2018		March 31, 2018
(In thousands)	Fair Value	Cost	Fair Value	Cost
Long:
Credit:
Dollar Denominated:
CLO(1)	$210,935	$216,236	$226,403	$232,741
CMBS	16,927	16,890	11,666	13,015
Commercial Mortgage Loans and REO(2)	139,546	137,846	139,367	138,392
Consumer Loans and ABS Backed by Consumer Loans(1)	196,584	205,243	148,418	158,089
Corporate Debt and Equity	71,422	68,878	82,426	83,061
Debt and Equity Investment in Mortgage-Related Entities	30,823	25,314	30,215	25,314
Non-Agency RMBS	156,834	144,760	169,185	157,249
Residential Mortgage Loans and REO	294,366	292,994	241,651	239,954
Non-Dollar Denominated:
CLO	4,670	4,788	10,559	9,681
CMBS	16,309	16,468	21,500	20,336
Consumer Loans and ABS Backed by Consumer Loans	8,723	899	5,911	1,005
Corporate Debt and Equity	11,911	12,576	12,880	12,864
RMBS(3)	130,395	128,620	119,791	112,307
Agency:
Fixed-Rate Specified Pools	853,120	874,862	830,689	849,000
Floating-Rate Specified Pools	6,155	6,304	7,270	7,407
IOs	32,899	33,630	32,450	32,925
Reverse Mortgage Pools	56,371	58,104	57,825	59,107
TBAs	317,013	316,530	193,332	192,834
Government:
Dollar Denominated	70,468	70,467	2,200	2,178
Total Long	2,625,471	2,631,409	2,343,738	2,347,459
Repurchase Agreements
Dollar Denominated	194,230	194,229	94,060	94,059
Non-Dollar Denominated	20,181	20,117	38,478	38,671
Total Repurchase Agreements	214,411	214,346	132,538	132,730
Short:
Credit:
Dollar Denominated:
Corporate Debt and Equity	(84,395)	(85,280)	(85,186)	(86,587)
Agency:
TBAs	(618,665)	(616,872)	(499,620)	(497,379)
Government:
Dollar Denominated	(159,220)	(159,005)	(69,156)	(68,716)
Non-Dollar Denominated	(19,866)	(19,668)	(38,000)	(35,101)
Total Short	(882,146)	(880,825)	(691,962)	(687,783)
Net Total	$1,957,736	$1,964,930	$1,784,314	$1,792,406

(1)	Includes equity investment in a securitization-related vehicle.

(2)	Includes equity investment in a limited liability company holding small balance commercial mortgage loans.

(3)	Includes RMBS secured by non-performing loans and REO, and an investment in an entity holding a securitization call right.

Derivatives Portfolio(1)

	As of June 30, 2018				As of March 31, 2018
	Notional			Net Fair Value	Notional			Net Fair Value
(In thousands)	Long	Short	Net		Long	Short	Net
Mortgage-Related Derivatives:
CDS on MBS and MBS Indices	$7,587	$(25,047)	$(17,460)	$5,348	$14,554	$(26,971)	$(12,417)	$5,138
Total Mortgage-Related Derivatives	7,587	(25,047)	(17,460)	5,348	14,554	(26,971)	(12,417)	5,138
Corporate-Related Derivatives:
CDS on Corporate Bonds and Corporate Bond Indices	142,955	(392,947)	(249,992)	(9,850)	174,088	(424,880)	(250,792)	(17,309)
Total Return Swaps on Corporate Equities(2)	59	(8,018)	(7,959)	—	60	(10,073)	(10,013)	1
Total Return Swaps on Corporate Bond Indices(3)	—	(56,140)	(56,140)	(314)	—	(18,290)	(18,290)	16
Total Corporate-Related Derivatives	143,014	(457,105)	(314,091)	(10,164)	174,148	(453,243)	(279,095)	(17,292)
Interest Rate-Related Derivatives:
Interest Rate Swaps	297,656	(600,809)	(303,153)	9,282	350,799	(606,304)	(255,505)	8,382
U.S. Treasury Futures(4)	—	(95,900)	(95,900)	634	—	(95,900)	(95,900)	(931)
Total Interest Rate-Related Derivatives				9,916				7,451
Other Derivatives:
Foreign Currency Forwards(5)	—	(25,495)	(25,495)	11	—	(25,097)	(25,097)	(89)
Foreign Currency Futures(6)	—	(38,125)	(38,125)	(115)	—	(35,250)	(35,250)	(92)
Other(7)	n/a	n/a	n/a	(2)	n/a	n/a	n/a	(3)
Total Other Derivatives				(106)				(184)
Net Total				$4,994				$(4,887)

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of June 30, 2018, derivative assets and derivative liabilities were $30.7 million and $(25.7) million, respectively, for a net fair value of $5.0 million, as reflected in "Total Net Derivatives" above. As of March 31, 2018, derivative assets and derivative liabilities were $30.0 million and $(34.9) million, respectively, for a net fair value of $(4.9) million, as reflected in "Total Net Derivatives" above.

(2)	Notional value represents number of underlying shares multiplied by the closing price of the underlying security.

(3)	Notional value represents the number of underlying index units multiplied by the reference price.

(4)
Notional value represents the total face amount of U.S. Treasury securities underlying all contracts held. As of both June 30, 2018 and March 31, 2018 a total of 959 short U.S. Treasury futures contracts were held.

(5)
Short notional value represents U.S. Dollars to be received by us at the maturity of the forward contract. Long notional value represents U.S. Dollars to be paid by us at the maturity of the forward contract.

(6)
Notional value represents the total face amount of currency futures underlying all contracts held. As of June 30, 2018 and March 31, 2018, a total of 371 and 348 short foreign currency futures contracts were held, respectively.

(7)	As of both June 30, 2018 and March 31, 2018, includes interest rate caps and interest rate "basis" swaps whereby the Company pays one floating rate and receives a different floating rate.
The mix and composition of our derivative instruments may vary from period to period.

The following table summarizes, as of June 30, 2018, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates		50 Basis Point Increase in Interest Rates
	Market Value	% of Total Equity	Market Value	% of Total Equity
Agency RMBS—ARM Pools	$30	—%	$(38)	(0.01)%
Agency RMBS—Fixed Pools and IOs	16,890	2.75%	(21,674)	(3.53)%
TBAs	(8,003)	(1.30)%	9,000	1.47%
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	4,582	0.75%	(4,642)	(0.76)%
Interest Rate Swaps	(5,776)	(0.94)%	5,539	0.90%
U.S. Treasury Securities	(2,369)	(0.38)%	2,281	0.37%
U.S. Treasury Futures	(3,230)	(0.53)%	3,127	0.51%
Mortgage-Related Derivatives	18	—%	(15)	—%
Corporate Securities and Derivatives on Corporate Securities	(235)	(0.04)%	256	0.04%
Repurchase Agreements and Reverse Repurchase Agreements	(2,697)	(0.44)%	2,685	0.44%
	$(790)	(0.13)%	$(3,481)	(0.57)%

(1)
Based on the market environment as of June 30, 2018. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity
Reverse Repos and Other Secured Borrowings
Borrowings By Collateral Type
The following table summarizes our aggregate secured borrowings, including reverse repos and other secured borrowings, for the three-month period ended June 30, 2018 and March 31, 2018.

	As of June 30, 2018	For the Quarter Ended June 30, 2018		As of March 31, 2018	For the Quarter Ended March 31, 2018
Collateral for Secured Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Credit(1)	$702,523	$638,668	3.89%	$630,644	$578,727	3.59%
Agency RMBS	891,082	891,285	2.00%	859,780	840,274	1.68%
Subtotal(1)	1,593,605	1,529,953	2.79%	1,490,424	1,419,001	2.46%
Corporate Credit Relative Value Trading Strategy	21,992	23,309	2.20%	23,971	14,279	1.88%
U.S. Treasury Securities	2,639	8,561	1.85%	2,203	4,694	1.45%
Total	$1,618,236	$1,561,823	2.78%	$1,516,598	$1,437,974	2.45%

(1)	Excludes U.S. Treasury Securities and investments in our corporate credit relative value trading strategy.
LIBOR rose again during the second quarter, which increased the cost of funds for our Credit portfolio, our Agency RMBS portfolio, and overall. The overall cost of funds on our aggregate secured borrowings increased from 2.45% to 2.78% quarter over quarter. Consistent with recent quarters, the share of our overall borrowings represented by our higher-cost Credit-related secured borrowings continues to grow. As shown in the table above, the secured borrowings in our corporate credit relative value trading strategy have much lower costs of funds than most of our other Credit-related secured borrowings, because this strategy tends to involve more liquid assets, financed for shorter terms, as compared to our other credit strategies. In light of this large difference in borrowing costs, as well as the more short-term nature and varying overall size of our positions in this strategy, we have broken out in the above table the secured borrowings in that strategy from our other Credit-related secured borrowings. Our average cost of funds on our total Credit portfolio, including our corporate credit relative value trading strategy, was 3.83% and 3.55% for the three-month periods ended June 30, 2018 and March 31, 2018, respectively.
Reverse Repurchase Agreements By Remaining Maturity (1)

(In thousands)	As of June 30, 2018		As of March 31, 2018
Remaining Maturity (2)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$288,859	20.3%	$318,439	23.9%
31-60 Days	550,717	38.7%	468,382	35.2%
61-90 Days	378,875	26.6%	419,421	31.5%
91-120 Days	—	—%	3,563	0.3%
121-150 Days	2,284	0.2%	1,953	0.2%
151-180 Days	12,241	0.9%	11,008	0.8%
181-360 Days	121,971	8.6%	35,162	2.6%
> 360 Days	66,559	4.7%	73,015	5.5%
	$1,421,506	100.0%	$1,330,943	100.0%

(1)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(2)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The weighted average remaining term on our reverse repos as of June 30, 2018 decreased slightly to 104 days from 108 days as of March 31, 2018.
Our borrowings outstanding under reverse repos were with a total of 24 counterparties as of June 30, 2018. As of June 30, 2018, we held liquid assets in the form of cash and cash equivalents in the amount of $22.1 million.
Long-Term Debt
As of June 30, 2018, our outstanding borrowings included $86.0 million in aggregate principal amount of unsecured Senior Notes, bearing interest at a rate of 5.25% per annum and maturing on September 1, 2022. Inclusive of debt issuance costs, our effective cost of funds on the notes is 5.55%.

Total Borrowed Funds
The following table details our borrowings outstanding and debt-to-equity ratios as of June 30, 2018 and March 31, 2018.

	As of
	June 30, 2018	March 31, 2018
	($ in thousands)
Recourse(1) Borrowings:
Reverse Repurchase Agreements	$1,421,506	$1,330,943
Other Secured Borrowings	10,990	9,330
Senior Notes, at par	86,000	86,000
Total Recourse Borrowings	$1,518,496	$1,426,273
Debt-to-Equity Ratio Based on Total Recourse Borrowings	2.48:1	2.34:1
Debt-to-Equity Ratio Based on Total Recourse Borrowings Excluding U.S. Treasury Securities	2.47:1	2.33:1
Non-Recourse(1) Borrowings:
Other Secured Borrowings	$84,640	$62,550
Other Secured Borrowings, at fair value(2)	101,100	113,775
Total Recourse and Non-Recourse Borrowings	$1,704,236	$1,602,598
Debt-to-Equity Ratio Based on Total Recourse and Non-Recourse Borrowings	2.78:1	2.63:1
Debt-to-Equity Ratio Based on Total Recourse and Non-Recourse Borrowings Excluding U.S. Treasury Securities	2.77:1	2.62:1

(1)
All of our non-recourse borrowings are secured by collateral. In the event of default under a non-recourse borrowing, the lender has a claim against the collateral but not any of our other assets. In the event of default under a recourse borrowing, the lender's claim is not limited to the collateral (if any).

(2)	Relates to our non-QM loan securitization, where we have elected the fair value option on the related debt.
The increase in our reverse repo borrowings on our Credit and Agency portfolios and in our other secured borrowings, partially offset by a decrease in our other secured borrowings at fair value, led to an increase in our debt-to-equity ratio as of June 30, 2018 as compared to the prior period, driven primarily by the growth in our Credit portfolio. Our debt-to-equity ratio may fluctuate period over period based on portfolio management decisions, market conditions, capital markets activities, and the timing of security purchase and sale transactions.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, as a percentage of average equity, increased to 3.0% for the quarter ended June 30, 2018, from 2.7% for the prior quarter. The increase in our annualized expense ratio resulted primarily from an increase in professional fees, compensation expense, and other operating expenses for the quarter. We incurred an incentive fee expense of $0.3 million for the quarter ended June 30, 2018. No incentive fee expense was incurred for the quarter ended March 31, 2018.
Dividends
On August 1, 2018, our Board of Directors declared a dividend of $0.41 per share for the second quarter of 2018, payable on September 17, 2018 to shareholders of record on August 31, 2018. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On June 13, 2018, our Board of Directors approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.55 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions, including under 10b5-1 plans. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. This program superseded the program that was previously adopted on February 6, 2018, which also authorized us to repurchase up to 1.55 million of common shares.

During the three-month period ended June 30, 2018, we repurchased 242,161 common shares at an average price per share of $14.98 and a total cost of $3.6 million. From the inception of the current repurchase program through August 3, 2018, we have not repurchased any common shares.
At-the-Market Program
We have entered into equity distribution agreements for an "at-the-market" offering program whereby we are able to sell common shares from time to time in the open market or in negotiated transactions. Under the program, which is open-ended in duration, we can sell common shares with a value of up to $150 million. As of June 30, 2018 we have not yet issued any common shares under the offering program.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that invests in a diverse array of financial assets, including residential and commercial mortgage-backed securities, residential and commercial mortgage loans, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, corporate equity and debt securities (including distressed debt), non-mortgage and mortgage-related derivatives, equity investments in mortgage-related entities, and other strategic investments. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Tuesday, August 7, 2018, to discuss our financial results for the quarter ended June 30, 2018. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 6598699. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, August 7, 2018, at approximately 2 p.m. Eastern Time through Tuesday, August 21, 2018 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 6598699. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 15, 2018 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Six-Month Period Ended
(In thousands, except per share amounts)	June 30, 2018	March 31, 2018	June 30, 2018
Investment income
Interest income	$31,941	$28,092	$60,033
Other income	1,094	716	1,811
Total investment income	33,035	28,808	61,844
Expenses
Base management fee to affiliate (Net of fee rebates of $252, $275, and $527, respectively)	2,021	1,978	4,000
Incentive fee	291	—	291
Interest expense	13,383	11,562	24,946
Other investment related expenses:
Servicing and other	3,771	2,952	6,723
Other operating expenses	2,578	2,074	4,650
Total expenses	22,044	18,566	40,610
Net investment income	10,991	10,242	21,234
Net realized gain (loss) on:
Investments	(388)	12,584	12,196
Financial derivatives, excluding currency hedges	(3,632)	902	(2,730)
Financial derivatives—currency hedges	3,787	(2,204)	1,584
Foreign currency transactions	(1,110)	1,769	658
	(1,343)	13,051	11,708
Change in net unrealized gain (loss) on:
Investments	7,457	(6,851)	605
Other secured borrowings	414	784	1,198
Financial derivatives, excluding currency hedges	6,553	3,197	9,749
Financial derivatives—currency hedges	76	800	877
Foreign currency translation	(1,964)	101	(1,863)
	12,536	(1,969)	10,566
Net realized and change in net unrealized gain (loss) on investments, financial derivatives, and other secured borrowings	11,193	11,082	22,274
Net increase in equity resulting from operations	22,184	21,324	43,508
Less: Increase in equity resulting from operations attributable to non-controlling interests	991	285	1,276
Net increase in shareholders' equity resulting from operations	$21,193	$21,039	$42,232
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.69	$0.67	$1.36
Weighted average shares and LTIP units outstanding	30,695	31,322	31,007
Weighted average shares and convertible units outstanding	30,907	31,534	31,219

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES, AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	June 30, 2018	March 31, 2018	December 31, 2017(1)
ASSETS
Cash and cash equivalents	$22,071	$25,715	$47,233
Restricted cash	425	425	425
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost–$2,631,409, $2,347,459, and $2,071,754)	2,625,471	2,343,738	2,071,707
Financial derivatives–assets, at fair value (Net cost–$24,510, $25,391, and $31,474)	30,669	30,038	28,165
Repurchase agreements (Cost–$214,346, $132,730, and $155,109)	214,411	132,538	155,949
Total Investments, financial derivatives, and repurchase agreements	2,870,551	2,506,314	2,255,821
Due from brokers	84,196	95,549	140,404
Receivable for securities sold and financial derivatives	637,965	522,126	476,000
Interest and principal receivable	32,469	32,488	29,688
Other assets	24,399	13,729	43,770
Total assets	$3,672,076	$3,196,346	$2,993,341
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds–$880,825, $687,783, and $640,202)	$882,146	$691,962	$642,240
Financial derivatives–liabilities, at fair value (Net proceeds–$18,294, $22,202, and $27,463)	25,675	34,925	36,273
Total investments and financial derivatives	907,821	726,887	678,513
Reverse repurchase agreements	1,421,506	1,330,943	1,209,315
Due to brokers	3,250	21,054	1,721
Payable for securities purchased and financial derivatives	431,024	225,519	202,703
Other secured borrowings (Proceeds–$95,630, $71,880, and $57,909)	95,630	71,880	57,909
Other secured borrowings, at fair value (Proceeds–$102,298, $114,559, and $125,105)	101,100	113,775	125,105
Senior notes, net	84,902	84,837	84,771
Accounts payable and accrued expenses	4,105	3,876	3,885
Base management fee payable to affiliate	2,021	1,978	2,113
Incentive fee payable	291	—	—
Interest and dividends payable	6,791	5,168	5,904
Other liabilities	360	479	441
Total liabilities	3,058,801	2,586,396	2,372,380
EQUITY	613,275	609,950	620,961
TOTAL LIABILITIES AND EQUITY	$3,672,076	$3,196,346	$2,993,341
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(30,149,880, 30,392,041, and 31,335,938, shares issued and outstanding)	$589,000	$584,005	$589,722
Additional paid-in capital–LTIP units	10,567	10,469	10,377
Total Shareholders' Equity	599,567	594,474	600,099
Non-controlling interests	13,708	15,476	20,862
Total Equity	$613,275	$609,950	$620,961
PER SHARE INFORMATION:
Common shares, no par value	$19.89	$19.56	$19.15
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$19.57	$19.25	$18.85

(1)	Derived from audited financial statements as of December 31, 2017.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.